Exhibit 99.3

Merger Investor Presentation NYSE: AUB July 25, 2023

Caution About Forward-Looking Statements

Certain statements in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Atlantic Union Bankshares Corporation (“Atlantic Union or AUB”) and American National Bankshares Inc. (“American National or AMNB”) with respect to the proposed transaction, the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transaction on the combined company’s future financial performance (including anticipated accretion to earnings per share, the tangible book value earn-back period and other operating and return metrics), the timing of the closing of the proposed transaction, the ability to successfully integrate the combined businesses, and statements on the slides entitled “Key Transaction Assumptions” and “Estimated Pro Forma Financial Metrics.” Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Atlantic Union or American National or their management about future events. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results, expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the following:

- the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
- the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and the approval by American National shareholders, on a timely basis or at all;
- the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all;
- the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected;
- the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks;
- the outcome of any legal proceedings that may be instituted against Atlantic Union or American National;
- the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;
- diversion of management’s attention from ongoing business operations and opportunities;
- potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction;
- changes in Atlantic Union’s or American National’s share price before closing;
- risks relating to the potential dilutive effect of shares of Atlantic Union’s common stock to be issued in the proposed transaction;
- other factors that may affect future results of Atlantic Union or American National including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates; deposit flows; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Although each of Atlantic Union and American National believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of Atlantic Union or American National will not differ materially from any projected future results expressed or implied by such forward-looking statements. Additional factors that could cause results to differ materially from those described above can be found in Atlantic Union’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and other documents subsequently filed by Atlantic Union with the Securities Exchange Commission (“SEC”), and in American National’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and other documents subsequently filed by American National with the SEC. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Atlantic Union, American National or their respective businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and Atlantic Union and American National undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Atlantic Union Bankshares

2

3 Additional Information Important Additional Information and Where to Find It In connection with the proposed transaction, Atlantic Union intends to file with the SEC a Registration Statement on Form S - 4 (“Registration Statement”) that will include a Proxy Statement of American National and a Prospectus of Atlantic Union (“Proxy Statement/Prospectus”), and each of Atlantic Union and American National may file with the SEC other relevant documents concerning the proposed transaction. A definitive Proxy Statement/Prospectus will be sent to the shareholders of American National to seek their approval of the proposed transaction. Before making any voting or investment decision, investors and shareholders of American National are urged to read the Registration Statement and Proxy Statement/Prospectus regarding the proposed transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Atlantic Union, American National and the proposed transaction and related matters. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval with respect to the proposed transaction between Atlantic Union and American National. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Atlantic Union and American National, may be obtained, free of charge, at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, from Atlantic Union by accessing Atlantic Union’s website at https://investors.atlanticunionbank.com or from American National by accessing American National’s website at https://amnb.com/investors. Copies of the Registration Statement, Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Atlantic Union Investor Relations, Atlantic Union Bankshares Corporation, 4300 Cox Road, Richmond, Virginia 23060, or by calling 804.448.0937, or to American National by directing a request to American National Investor Relations, American National Bankshares Inc., 628 Main Street, Danville, Virginia, 24541, or by calling 434.792.5111. The information on Atlantic Union’s and American National’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC. Participants in the Solicitation Atlantic Union, American National and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlantic Union’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 21, 2023, and the other documents filed with the SEC. Information regarding American National’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 6, 2023, and the other documents filed with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement, Proxy Statement/Prospectus and other relevant materials to be filed with the SEC, when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

4 The Transaction Will Enhance Our Shareholder Value Proposition Leading Regional Presence Dense, uniquely valuable presence across attractive markets • Increases scale and density in our key markets of operation and enhances our presence in key North Carolina growth markets Financial Strength Solid balance sheet & capital levels • Enhances profitability and further fortifies the balance sheet, including a proven track record of conservative credit culture Strong Growth Potential Organic & acquisition opportunities • Low loan - to - deposit ratio and low cost of funds • Increased presence in key Virginia markets, and expanded presence in North Carolina growth markets, enhances additional future growth across franchise Peer - Leading Performance Committed to top - tier financial performance • Provides scale and efficiencies, and strengthens our market position in key markets, positioning us well versus peers Attractive Financial Profile Solid dividend yield & payout ratio with earnings upside • Accretive to earnings, Return on Assets, Return on Tangible Common Equity, and Efficiency Ratio Shareholder Value Proposition American National Bank Impact x x x x x

Transaction Highlights

Strategically Compelling	✓ Solidifies position as Virginia's preeminent bank with ~$24 billion in pro forma assets ✓ Enhances scarcity value by adding a high-quality Virginia based franchise in key strategic markets ✓ Expansion of North Carolina presence establishes critical mass with an opportunity to enhance further
Builds Upon Strengths	✓ Compatible cultures, community focus and decades long relationship between companies ✓ Adds density in key Southwest Virginia markets ✓ Adds over $2.3 billion of low cost deposits (1.02% cost of deposits in 2Q23) ✓ Low loan-to-deposit ratio of 85% supports future growth prospects across franchise
Financially Attractive[1]	✓ Meets stated financial metrics goals for M&A ✓ ~19% EPS accretion / ~5% excluding interest rate marks ✓ Improves profitability metrics and has a manageable tangible book value earnback of three years[2] ✓ IRR of 18%
Lower Execution Risk	✓ Experienced acquisition team with a track record of successful integrations ✓ Strong understanding of markets and credit culture ✓ In-market and adjacent market transactions

Atlantic Union Bankshares

(1) Estimated financial impact is presented for illustrative purposes only. Includes purchase accounting marks and 100% of deal retained expenses; see Appendix for Pro Forma Net Income and EPS Reconciliation
(2) Earnback period calculation is based on the cross over method

5

Overview of American National Bankshares Inc.

Key Franchise / Financial Highlights

President, CEO & Chair of the Board	Jeffrey Haley
HQ	Danville, VA
Branches	26
Ticker	AMNB

Profitability:	YTD
Return on Average Assets	1.06%
Return on Average Tangible Common Equity[1]	13.97%
Net Interest Margin (FTE)[1]	3.04%
Fee Income / Average Assets	0.57%
Efficiency Ratio (FTE)[1]	58.58%
Assets Under Management ($mm)	$1,209

Balance Sheet, Capital and Asset Quality:	YTD
Assets ($mm)	$3,113
Gross Loans, HFI ($mm)	$2,244
Deposits ($mm)	$2,652
Loans / Deposits	84.6%
CET1	11.75%
Reserves / Loans	1.13%

Standalone American National Footprint



Blacksburg
Lynchburg
Martinsville
Danville
Roanoke
Richmond
Greensboro
Raleigh
Charlotte
American National (26)

Franchise Highlights

- Founded in 1909 and headquartered in Danville, Virginia with 26 branches across Southern Virginia and North Carolina
- Acquired four institutions during the last two decades and also expanded organically
- 9th largest bank headquartered in Virginia[2]
- 19th largest regional bank operating in North Carolina[2,3]

Source: SNL Financial, Company Documents
Financial data as of 6/30/2023
(1) Represents Non-GAAP figure
(2) Rank determined by total deposits, excludes branches greater than $5 billion, deposit data as of 6/30/2022
(3) Among midsized and community banks defined as having less than $100 billion in assets

Atlantic Union Bankshares

6

Our Combined Company: Delivering Value Through a Strategic Partnership

Pro Forma Highlights

Building A Unique Franchise ($bn)[1]

Assets	$23.7
Loans	$17.3
Deposits	$19.1
Branches	135
Market Capitalization	$2.7
Assets Under Management	$6.0

Meaningfully Impactful[2]

- ✓ Adds $3bn+ in Total Assets
- ✓ 20+ bps to ROAA to ~1.25%
- ✓ 475+ bps to ROATCE[3] ~19.5%
- ✓ -650 bps to Efficiency Ratio (FTE)[3] to ~50%

Financially Beneficial[4]

- ✓ 19% EPS Accretion
- ✓ ~18% Internal Rate of Return
- ✓ Manageable TBV Earnback Period of 3 Years[5]

Pro Forma Branch Footprint


Atlantic Union (109)
Atlantic Union LPO (2)6
American National (26)
Washington D.C.
Fredericksburg
Charlottesville
Richmond
Roanoke
Norfolk
Virginia Beach
Danville
Greensboro
Raleigh
Charlotte

Source: SNL Financial
Financial data as of 6/30/2023; Market data as of 7/24/2023
(1) Excludes purchase accounting adjustments
(2) Based on consensus EPS and net income estimates as of 7/24/2023; Estimated pro forma for fiscal year 2024; see Appendix for pro forma Net Income and EPS Reconciliation
(3) Represents Non-GAAP figure
(4) Estimated financial impact is presented for illustrative purposes only. Include purchase accounting marks and 100% of deal retained expenses
(5) Earnback period calculation is based on the cross over method
(6) Does not picture Equipment Finance Headquarters for Atlantic Union located in the Atlanta MSA and Asset Based Lending team based in Pittsburgh MSA

Atlantic Union Bankshares

7

Enhancing Our Presence in Key Markets

Virginia: All Banks

Rank	Institution	Deposits ($mm)	Market Share (%)
1	Truist Financial	$50,865	21.6%
2	Wells Fargo	38,834	16.5
3	Bank of America	27,157	11.5
4	**Pro Forma**	**17,771**	**7.5**
5	**Atlantic Union**	**15,725**	**6.7**
6	TowneBank	10,929	4.6
7	United Bankshares	9,205	3.9
8	Capital One Financial Corp.	8,669	3.7
9	PNC Financial Services	5,935	2.5
17	**American National**	**2,046**	**0.9**
	All Institutions in Market	**$235,670**	

Virginia: Banks Headquartered in VA

Rank	Institution	Deposits ($mm)	Market Share (%)
1	**Pro Forma**	**$17,771**	**21.5%**
2	**Atlantic Union**	**15,725**	**19.0**
3	TowneBank	10,929	13.2
4	Capital One Financial Corp.	8,669	10.5
5	Carter Bankshares	3,341	4.0
6	Burke & Herbert Financial Services	2,960	3.6
7	Primis Financial Corp.	2,446	3.0
8	Blue Ridge Bankshares Inc.	2,317	2.8
9	First Bancorp Inc.	2,213	2.7
10	**American National**	**2,046**	**2.5**
	All Institutions in Market	**$82,790**	

North Carolina

Rank	Institution	Deposits ($mm)	Market Share (%)
1	Truist Financial	$50,485	21.3%
2	Wells Fargo	44,919	19.0
3	First Citizens	26,032	11.0
4	Bank of America	23,993	10.1
5	PNC Financial Services	11,332	4.8
6	First Bancorp	9,031	3.8
7	F.N.B. Corp.	7,581	3.2
22	**Pro Forma**	**1,122**	**0.5**
29	**American National**	**790**	**0.3**
44	**Atlantic Union**	**332**	**0.1**
	All Institutions in Market	**$236,695**	

Roanoke-Blacksburg MSA

Adds $834mm *In-market deposits*

16.16% Pro Forma Deposit Market Share

#1 Pro Forma Market Share[2]



Lynchburg

Adds $400mm *In-market deposits*

8.63% Pro Forma Deposit Market Share

#2 Pro Forma Market Share[2]



Piedmont Triad[1]

Adds $778mm *In-market deposits*

5.44% Pro Forma Deposit Market Share

#6 Pro Forma Market Share[2]



Danville-Martinsville MSA

Adds $972mm *In-market deposits*

27.64% Pro Forma Deposit Market Share

#2 Pro Forma Market Share[2]



Source: SNL Financial; FDIC deposit data
Deposit data as of 6/30/2022; excludes branches greater than $5 billion
(1) Piedmont Triad Region includes Alamance, Caswell, Davidson, Davie, Forsyth, Guilford, Montgomery, Randolph, Rockingham, Stokes, Surry and Yadkin counties
(2) Among midsized and community banks less than $100 billion in assets

Atlantic Union Bankshares

8

Builds Presence in Key Virginia and North Carolina Markets

	Market	Market		Demographics					Deposits[1]			
									Atlantic Union	American National	Pro Forma	
	Market	Atlantic Union	American National	2023 Population	'23-'28 Population Growth (%)	2023 Median Houshold Income ($)	Gross Domestic Product[2] ($bn)	Number of Jobs[2]	Deposits ($mm)	Deposits ($mm)	Deposits ($mm)	Market Share (%)
Shared	Roanoke, VA	✓	✓	315,037	1.2%	$68,899	$18.3	196,635	$499	$714	$1,213	12.5%
Shared	Lynchburg, VA	✓	✓	263,429	2.2	67,097	11.4	137,571	291	110	400	6.0
Shared	Blacksburg-Christiansburg, VA	✓	✓	165,965	0.9	62,676	8.3	89,483	921	120	1,041	24.7
American National	Raleigh-Cary, NC		✓	1,488,262	7.4%	$88,226	$108.3	935,265	--	$11	$11	0.0%
American National	Greensboro-High Point, NC		✓	784,949	2.7	57,844	45.6	481,205	--	295	295	1.6
American National	Winston-Salem, NC		✓	685,673	2.7	59,462	38.5	367,970	--	44	44	0.3
American National	Burlington, NC		✓	176,606	4.8	62,350	7.4	87,667	--	409	409	14.5
American National	Danville, VA		✓	101,920	(0.3)	49,993	NA[3]	NA[3]	--	748	748	35.1
American National	Martinsville, VA		✓	63,038	(1.7)	45,193	NA[3]	NA[3]	--	224	224	16.1
Atlantic Union	Washington-Arlington-Alexandria, DC-VA-MD-WV	✓		6,437,623	2.7%	$117,952	$607.6	4,422,856	$5,310	--	$5,310	1.8%
Atlantic Union	Virginia Beach-Norfolk-Newport News, VA-NC	✓		1,813,777	2.2	77,566	107.1	1,078,444	1,530	--	1,530	4.3
Atlantic Union	Richmond, VA	✓		1,340,458	3.9	78,582	99.4	875,494	4,090	--	4,090	2.9
Atlantic Union	Salisbury, MD-DE	✓		435,706	5.3	68,414	25.2	229,329	100	--	100	0.9
Atlantic Union	Charlottesville, VA	✓		226,375	4.1	86,118	15.8	155,530	775	--	775	11.0
Atlantic Union	Harrisonburg, VA	✓		137,189	2.9	69,923	9.5	86,488	160	--	160	4.5
Atlantic Union	Staunton, VA	✓		126,694	2.6	65,641	5.9	66,112	471	--	471	22.3
Atlantic Union	Elizabeth City, NC	✓		53,824	1.0	64,954	NA[3]	NA[3]	122	--	122	11.5
Atlantic Union	Kill Devil Hills, NC	✓		38,264	4.7	78,794	NA[3]	NA[3]	93	--	93	4.6

Source: SNL Financial; Bureau of Economic Analysis
(1) Deposits and deposit market share is as of 6/30/2022
(2) GDP and number of jobs for the year ended 12/31/2021
(3) "NA" defined as not available given the Bureau of Economics does not provide the following for the given market

Atlantic Union Bankshares

9

Pro Forma Loan and Deposit Composition

Loans

Atlantic Union



Residential 1-4 family-Revolving, 4%
Consumer, 5%
C&D, 8%
Owner Occupied CRE, 13%
Commercial Loans 35%
C&I, 22%
Non-Owner Occupied CRE, 33%
1-4 Family, 10%
Other, 5%

Yield on Loans: 5.62%
Loan Yield Cumulative Beta: 44%

American National



Consumer, 4%
C&D, 11%
Owner Occupied CRE, 19%
Commercial Loans 32%
C&I, 13%
Non-Owner Occupied CRE, 37%
1-4 Family, 16%

Yield on Loans: 4.66%
Loan Yield Cumulative Beta: 17%

Pro Forma[1]



Residential 1-4 family-Revolving, 3%
Consumer, 5%
C&D, 9%
Owner Occupied CRE, 14%
Commercial Loans 35%
C&I, 21%
Non-Owner Occupied CRE, 33%
1-4 Family, 11%
Other, 4%

Yield on Loans: 5.49%
Loan Yield Cumulative Beta: 40%

Deposits

Atlantic Union



Brokered, 3%
Savings, 6%
Jumbo Time, 4%
Retail Time, 11%
Non-Interest Bearing, 26%
Transaction Accounts 56%
Interest Checking, 29%
Money Market, 21%

Cost of Total Deposits: 1.61%
Deposit Rate Cumulative Beta: 30%

American National



Jumbo Time, 4%
Savings, 9%
Retail Time, 8%
Non-Interest Bearing, 33%
Transaction Accounts 53%
Interest Checking, 19%
Money Market, 26%

Cost of Total Deposits: 1.02%
Deposit Rate Cumulative Beta: 19%

Pro Forma[1]



Brokered, 3%
Savings, 6%
Jumbo Time, 4%
Retail Time, 11%
Non-Interest Bearing, 27%
Transaction Accounts 55%
Interest Checking, 28%
Money Market, 22%

Cost of Total Deposits: 1.53%
Deposit Rate Cumulative Beta: 29%

Atlantic Union Bankshares

Source: SNL Financial; Company Documents
Financial data as of 6/30/2023; Figures may not total to 100% due to rounding
(1) Excludes purchase accounting adjustments

10

11 Transaction Structure and Key Terms Structure and Exchange Ratio • 1.35 shares of Atlantic Union common stock to be exchanged for each share of American National common stock • At closing, American National will merge with and into Atlantic Union • Pro forma ownership will include ~84% Atlantic Union shareholders / ~16% American National shareholders Transaction Value¹ • $39.23 per American National share • $416.8 million in aggregate transaction value Implied Transaction Metrics¹ • Price / TBVPS: 174% • Price / 2024E EPS + Cost Saves: 8.4 x • Core Deposit Premium: 7.2%² Management & Board Representation • Nancy Agee and Joel Shepherd from American National to join the Atlantic Union Board of Directors • Jeffrey Haley will continue as a consultant to the Atlantic Union executive leadership team and serve as Atlantic Union’s representative to two charitable trusts in the Danville area • Former American National markets to be led by key American National executives under a regional community banking model • No change to the Atlantic Union executive leadership team Diligence & Timing • Conducted comprehensive due diligence process across all business lines • Customary regulatory and American National shareholder approvals required • Anticipated closing in Q1 2024 Financial data as of 6/30/2023; Market data as of 7/24/2023 (1) Based on Atlantic Union 10 - day weighted average closing share price ending 7/24/2023 of $29.06 (2) Core deposits defined as total deposits less jumbo deposits greater than $100,000

12 Key Transaction Assumptions Gross Credit Mark • Total gross credit mark of $25.4 million • 1.13% of total loans • $4.3 million on purchased credit deteriorated (“PCD”) loans • $21.0 million on non - PCD loans • Non - PCD CECL¹ reserve of $19.7 million established Day - 2 Other Pre - tax Fair Value Marks And Transaction Assumptions • $119.7 million write - down of loans • $8.4 million write - up of fixed assets • $13.7 million write - down of liabilities • $68 million pre - tax unrealized loss embedded in American National’s June 30th AOCI realized through income over a six - year period Other Intangibles • $87.2 million core deposit intangible (“CDI”), approximately 3.75% of non - time deposits • $7.5 million wealth intangible asset Estimated Expense Savings • 40% of American National's noninterest expense • Assumes 75% of cost savings achieved in 2024 Estimated Transaction Expenses • Approximately $32.0 million, after - tax Financial data as of 6/30/2023 (1) CECL defined as current expected credit loss; accounting standard that requires financial institutions to measure credit los ses on financial instruments based on expected credit loses rather than incurred losses

Estimated Pro Forma Financial Metrics

Key Transaction Impacts to Atlantic Union[1]

	AUB M&A Metrics	With Interest Rate Marks	Without Interest Rate Marks[2]
2024E EPS Accretion	Immediately accretive to earnings	~18.6%	~4.8%
IRR	≥ 18%	~18%	~19%
TBV Earnback Period[3]	≤ 3.00 Years	< 3.00 Years	2.75 Years
TBV Dilution		~9.7%	~4.5%

Pro Forma Capital at Close

	With Interest Rate Marks	Without Interest Rate Marks[2]
Tangible Common Equity Ratio	~6.5%	~6.9%
Common Equity Tier 1 Ratio	~9.5%	~9.9%
Tier 1 Ratio	~10.3%	~10.7%
Total RBC Ratio	~13.0%	~13.4%

Financial data as of 6/30/2023

(1) Estimated financial impact is presented for illustrative purposes only. Include purchase accounting marks and 100% of deal retained expenses; see Appendix for pro forma Net Income and EPS Reconciliation

(2) Excludes loan and liability fair value marks

(3) Earnback period calculation is based on the cross over method

Atlantic Union Bankshares

13

Comprehensive Due Diligence

- Leveraged our industry professionals across our business units to review documents and conduct diligence sessions with American National business units
- Engaged multiple third party advisors and consultants to help with purchase accounting, loan review, and due diligence
- Leveraged Atlantic Union's historical M&A experience and established a diligence team consisting of over 50 team members
- In-person and virtual diligence meetings conducted between both companies across all diligence focus areas

Thorough Credit Review Process

Comprehensive Loan Review Analysis:[1]

- Engaged third party advisor to assist in loan review and provide an external assessment of the portfolio (no loans were rated Doubtful at time of review)
- Reviewed 63% of American National's $1.8bn outstanding commercial loan balances, which included:
  - ~92% of commercial loans Bank-rated Special Mention and Substandard, which collectively totaled 1.9% of the commercial portfolio
  - Reviewed ~51% of office exposure of American National's $212mm
  - ~89% of the $426mm of Lowest Pass Rating – risk rating "5" loans
- Reviewed $242mm of unfunded commercial loan commitments
- Full review of the Consumer and Mortgage loan portfolio
  - Substandard consumer loans with balances totaling $986k or 0.4% of total consumer loan balances were individually reviewed

Diligence Focus Areas

✓ Finance and Accounting	✓ Reporting	✓ Legal
✓ Audit	✓ Lending Quality	✓ Asset Quality
✓ Loan and Deposit Operations	✓ Fundings	✓ Tax
✓ Human Resources	✓ Risk and Compliance	✓ Technology
✓ Commercial Banking	✓ Consumer Banking	✓ Wealth Management

Atlantic Union Bankshares

(1) Amounts and percentages are approximated

14

15 Furthering Long - term Shareholder Value Through the Combination Solidifies our status as a premier Virginia and Mid - Atlantic franchise Provides a platform for further expansion across North Carolina Manageable tangible book value dilution and significant earnings accretion Low risk transaction with an experienced integration team Compatible cultures with an established long - term relationship and community focus

16 Appendix

American National's Attractive Deposit Base

American National Has a Low Loan-to-Deposit Ratio, High Percentage of Noninterest-bearing Deposits, and Low Cost of Deposits

Deposit Highlights[1]

- Low loan-to-deposit ratio of 85% and cost of deposits of 1.02%
- Geographically diverse deposit base with ~72% of deposits in Virginia and ~28% of deposits in North Carolina

Drivers of Low Cost of Deposits

- Legacy markets provide a stable source of low cost core deposits
- Longstanding deposit relationships that have been established over American National's 110+ year history
- Deep understanding of regional markets and personalized customer service

■ American National[2] ■ Peer Average[3]

Noninterest-bearing Demand Deposits / Average Assets %



23%
9%
28%
12%
30%
17%
32%
21%
31%
21%
29%
2019Q4
2020Q4
2021Q4
2022Q4
2023Q1
2023Q2

Cost of Total Interest-bearing Deposits (%)



0.95%
1.06%
0.43%
0.58%
0.14%
0.26%
0.40%
0.56%
0.86%
1.65%
1.59%
2019Q4
2020Q4
2021Q4
2022Q4
2023Q1
2023Q2

Atlantic Union Bankshares

Source: Federal Financial Institutions Examination Council ("FFIEC"); SNL Financial; Company Documents
(1) Financial Data as of 6/30/2023 unless otherwise noted
(2) American National data per Y-9C as of the respective quarter, through 2023Q1; 2023Q2 per Company Documents
(3) FFIEC banks with total assets between $3 billion and $10 billion as of the respective quarter

17

Atlantic Union Growth and Acquisitions Over Time

Total Assets ($bn)



StellarOne
XENITH
$3.9
$4.1
$4.2
$4.3
$3.1
$7.7
$8.4
$9.3
$10.5
$3.3
$14.5
$3.0
$19.6
$20.1
$20.5
$20.6
$3.1
'11
'12
'13
'14
'15
'16
'17
'18
'19
'20
'21
'22
2Q'23[1]

Looking Forward

- Top-tier financial performance
- New products and services to American National customers
- Diversified revenue
- Builds density in Virginia and opens up new opportunities in North Carolina

History of successful integration and continued growth

Atlantic Union Bankshares

Source: SNL Financial; Company Documents
Represents total assets at closing, except American National total assets at announcement
(1) Anticipated closing in Q1 2024

18

19 Pro Forma Net Income and EPS Reconciliation Earnings Per Share Goodwill Reconciliation Deal Value $416.8 American National Common Equity at Closing $335.3 Reversal of Proj. Intangibles, Net of Transaction Expenses (90.8) and Deferred Tax Liabilities Purchase Accounting Adjustments² Total Purchase Accting Adjustments: Assets (111.6) Deferred Tax Liability 23.4 Total Purchase Accting Adjustments: Liabilities 13.7 Deferred Tax Liability (2.9) American National Adjusted Tangible Equity at Closing 167.2 Implied Premium $249.6 Premium Allocation Core Deposit Intangible & Customer List Intangibles ("CLI") $94.7 Deferred Tax Liability (19.9) Net CDI & CLI Allocation 74.8 Goodwill Allocation $174.8 Based on consensus EPS and net income estimates as of 7/24/2023 (1) Phased - in 75% for 2024 (2) Positive numbers are benefits to equity; negative numbers are detriments to equity Dollar values in millions, except per share amounts 2024E Pro Forma Atlantic Union Net Income to Common (Consensus) $203.2 American National Net Income to Common (Consensus) 28.0 Atlantic Union Earnings Per Share (Consensus) $2.71 After-Tax Acquisition Adjustments Interest Cost of Financing ($1.0) Cost Savings¹ 16.0 Total Purchase Accounting Adjustments 55.7 Reversal of American National Existing Intangible Amortization 0.6 New Intangible Amortization (13.4) Estimated Loss of Income Resulting from Durbin (2.1) Total After-Tax Acquisition Adjustments 55.9 Pro Forma Net Income to Common $287.2 Average Diluted Shares Outstanding (Pro Forma) 89,341,008 Pro Forma Earnings Per Share $3.21 Accretion (%) 18.6% Accretion ($) $0.50

20 Pro Forma Tangible Book Value Reconciliation A - T represents after - tax (1) Based on consensus EPS and net income estimates as of 7/24/2023 (2) Includes purchase price consideration net of intangible creation Tangible Book Value Per Share Buildup (7.0%) (8.7%) (9.7%)